Assurant Evolves Legal Department Roles

Chief Legal Officer Schwartz to Retire
DeChurch Promoted to Deputy General Counsel
Vigo Promoted to Chief Compliance Officer

NEW YORK, Jan. 17, 2017 – Assurant Inc. (NYSE: AIZ), a global leader in risk management solutions, today announced changes to its legal department. Bart Schwartz, chief legal officer, will retire at the end of 2017. Assurant has launched a comprehensive search and expects to name a successor prior to his departure. In addition, the company announced that Gregory DeChurch has been promoted to senior vice president and deputy general counsel, and Doris Vigo has been named senior vice president and chief compliance officer.

For nearly a decade as executive vice president, chief legal officer and corporate secretary, Schwartz has overseen Assurant’s legal, compliance and government relations functions and served as a member of the company Management Committee.

Schwartz’s legal career, which spans nearly four decades, began with stints at two of the top global law firms – Debevoise & Plimpton, and Skadden, Arps, Slate, Meagher & Flom. He later served as general counsel of the company that is now Willis Towers Watson, as general counsel of The MONY Group, as deputy general counsel and corporate secretary of Marsh & McLennan, and as chief corporate governance officer and corporate secretary of Bank of New York Mellon.

“Bart has served Assurant well, helping guide it from its early years as a public company right through its recent period of transformation and growth,” said Assurant president and chief executive officer Alan Colberg. “We are pleased to have his continued leadership as we search for and transition to his successor.”

Effective this month, senior vice president Gregory DeChurch has been promoted to deputy general counsel. In this new role, DeChurch will continue to oversee all legal operations directly connected with the company’s business lines and will be the second highest-ranking official in the legal department. DeChurch joined Assurant in 1994 as staff counsel and eventually rose to senior vice president and general counsel of Assurant Solutions and Assurant Specialty Property. He earned his law degree from the University of Florida College of Law and his bachelor’s degree from University of Notre Dame.

“Greg’s in-depth knowledge of the regulatory, contractual and business aspects of Assurant’s products and his exemplary leadership skills make him the right choice to assume this important position within our organization,” Schwartz said.

Additionally, Doris Vigo has been promoted to senior vice president and chief compliance officer. Vigo joined Assurant in 1994 and has worked in various legal, government relations and compliance roles within the company. In 2014, she was named to lead the International legal teams in Latin America, Europe, Canada and Asia. Prior to joining Assurant, Vigo was a litigation associate at Colodny Fass & Talenfeld.

“Doris’s history with the company and her knowledge and talents ideally equip her to take the compliance function to the next level to support the company’s continued growth and development,” Schwartz said.

“I congratulate Greg and Doris on their well-deserved promotions and look forward to their continued contributions,” he added.

About Assurant
Assurant, Inc. (NYSE: AIZ) is a global provider of risk management solutions, protecting where consumers live and the goods they buy. A Fortune 500 company, Assurant focuses on the housing and lifestyle markets, and is among the market leaders in mobile device protection; extended service contracts; vehicle protection; pre-funded funeral insurance; renter’s insurance; lender-placed homeowner’s insurance; and mortgage valuation and field services. With approximately $30 billion in assets and $6 billion in annualized revenue as of Sept. 30, 2016, Assurant is located in 16 countries, while its Assurant Foundation works to support and improve communities. Learn more at assurant.com or on Twitter @AssurantNews.

Media Contact:
John M. Moran
Vice President, External Communication
Phone: 212.859.7002
john.m.moran@assurant.com

Investor Relations Contact:
Suzanne Shepherd
Vice President, Investor Relations
Phone: 212.859.7062
suzanne.shepherd@assurant.com